Exhibit 10.5


                          WEBSTER FINANCIAL CORPORATION
                                  Webster Plaza
                             Waterbury, Connecticut

                                  June 29, 1999

David A. Lentini
New England Community Bancorp, Inc.
Old Windsor Mall
Windsor, Connecticut 06095

Dear Mr. Lentini:

          1. In consideration for the payments set forth in paragraph 2 hereof, you hereby agree that for a period of 24 months (or 18 months to the extent permissible) commencing upon the day following the consummation (the "Effective Time") of the transactions contemplated by the Agreement and Plan of Merger by and between Webster Financial Corporation (the "Company") and New England Community Bancorp, Inc. ("NECB"), dated as of June 29,1999 (the "Merger Agreement"), you will adhere to the restrictions and limitations set forth herein.

          (a) Confidential Information. You will hold in a fiduciary capacity for the benefit of the Company and its affiliated companies all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that you obtain or obtained during your employment by the Company or any of the affiliated companies and that is not public knowledge (other than as a result of your violation of this paragraph 1(a)) ("Confidential Information"). For the purposes of this paragraph 1(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. You will not communicate, divulge or disseminate Confidential Information at any time during or after your employment with the Company or any of the affiliated companies, except with the prior written consent of the Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that you use, prepare or come into contact with during the course of your employment shall remain the sole property of the Company or one or more of the affiliated companies, as applicable, and shall be turned over to the Company or such affiliated company, as applicable, upon termination of your employment.

          (b) Nonsolicitation. You agree that you will not, at any time during the Restricted Period (as defined in paragraph 1(c) below), without the prior written consent of the Company, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Company or any of its affiliated companies (except for such employment by the Company or any of its affiliated companies). You agree that you will not, at any time during the Restricted Period, directly or indirectly, attempt in any manner to persuade any client or customer of the Company or its affiliated companies to cease to do business or to reduce the amount of business which any such client or customer has customarily done or contemplates doing with the Company or its affiliated companies, whether or not the relationship between the Company or such affiliated company and such client or customer was originally established, in whole or in part, through your efforts, or to solicit business of any such client or customer of the Company or its affiliated companies, unless such solicitations is rendered on the behalf of, and in furtherance of the business of, the Company.

David A. Lentini
June 29, 1999
Page 2


          (c) Noncompetition. During the Restricted Period (as defined below), you shall not, without the prior written consent of the Chief Executive Officer of the Company, engage in or become associated with a Competitive Activity. For purposes of this paragraph 1: (i) the "Restricted Period" means the period commencing on the Effective Time and ending on the 24 month anniversary of the Effective Time (18 month anniversary to the extent permissible); (ii) a "Competitive Activity" means any business or other endeavor, in any county in Connecticut or in the Portsmouth, New Hampshire area, that is engaged in the banking business, whether through a bank, a savings and loan, a savings bank, a credit union, mortgage company, bank holding company, savings and loan holding company or other depositary institution holding company in such jurisdiction as of the Effective Time or any time thereafter; and (iii) you will be considered to have become "associated with a Competitive Activity" if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, you may make and retain investments during the Restricted Period in less than one percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

          2. In consideration for your agreement not to engage in the activities set forth in paragraph 1, the Company hereby agrees to pay you an amount (the "Non-Compete Amount"), currently valued by the parties at $965,000.00, to be paid in equal monthly installments over the duration of the Restricted Period, provided that such payments shall not commence until such time as you are no longer providing services to the Company or its affiliated companies. The parties hereby agree to reconfirm and, to the extent necessary or permissible, modify in writing the Non-Compete Amount and the duration of the Restricted Period on or before the date on which the Effective Time is expected to occur.

          3. In the event payments to you under this Agreement and with or pertaining to any other plan, agreement or arrangement of the Company or NECB (the "Total Payments"), are determined by a court of final jurisdiction or a final settlement approved by the Company to be subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code (the "Code"), the Company shall pay to you within 30 days of such determination an additional amount such that the net amount retained by you, after deduction of the Excise Tax on Total Payments and any federal and state income tax and Excise Tax upon the payment provided for by this paragraph 3, shall be equal to the Total Payments. The parties agree that any calculations required pursuant to this paragraph 3 shall be made by the Company; provided, however, that if you object in writing to the Company's determination within 60 days, the determination shall be made by a "Big Five" accounting firm selected by the Company and subject to your reasonable consent. The determination made by such accounting firm shall be binding on you and the Company. The parties further agree that they shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or liability for Excise Tax with respect to the amounts payable hereunder. The Company agrees to indemnify you and hold you harmless for any penalties, interest or expenses you may be required to pay in the event it is determined that Excise Tax is owed. You hereby agree that you will not take any position on your income tax return or otherwise that is inconsistent with the positions of the Company with respect to the treatment of any payment, including the Non-Compete Amount, which may be contended is a "parachute payment" under Section 280G of the Code.

          4. For purposes of Section 3(a) of the Executive Retention Agreement between NECB and you dated as of October 16, 1997, as amended on June 29, 1999 (the "Prior Agreement"), your employment will be deemed terminated by the Company for a reason other than "Cause" (as defined therein) as of the Effective Time and, as soon as reasonably practicable following the Effective Time and within 30 days of the Effective Time, the Company shall make a

David A. Lentini
June 29, 1999
Page 3


lump sum payment to you equal to $813,960, subject to reduction as provided for in Section 3(b) of the Prior Agreement. Notwithstanding the foregoing, upon the Company's request given in writing not less than 45 days prior to the Effective Time, you hereby agree that you will provide services to the Company on the same basis as you provided services to NECB immediately prior to the Effective Time, for a period of up to six months following the Effective Time (but in no event later than June 30, 2000 without your consent), at your current base pay.

          5. In the event of a breach or threatened breach of paragraph 1, you agree that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and you acknowledge that damages would be inadequate and insufficient. With respect to any provision of paragraph 1 finally determined by a court of competent jurisdiction to be unenforceable, you and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of paragraph 1 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

          6. The existence of Excise Tax shall not affect the obligations of the parties to perform their respective covenants under paragraphs 1 and 2.

          7. This Agreement shall be governed by and subject to the jurisdiction of the laws of the State of Connecticut applicable to contracts made and to be performed within such State.

          8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be amended or terminated without the prior written consent of the parties hereto, provided that the parties agree to the modifications or amendments as are contemplated by paragraph 2. In the event of your death after the Effective Time, the Non-Compete Amount shall be payable to your beneficiaries or your estate.

          9. This Agreement shall terminate and have no further force and effect without liability of any kind to any of the parties hereto, upon termination of the Merger Agreement without consummation of the merger contemplated thereby. Immediately following the Effective Time, this Agreement shall supersede any other employment, severance or change of control agreement between you and NECB, including, without limitation, the Prior Agreement. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

David A. Lentini
June 29, 1999
Page



          10. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                                            Very truly yours,


                                            WEBSTER FINANCIAL CORPORATION


                                            By:  /s/ James C. Smith
                                                 ------------------------

Accepted and Agreed to:


By:  /s/ David A. Lentini
     ---------------------------
         David A. Lentini


Accepted and Agreed to:

NEW ENGLAND COMMUNITY
         BANCORP, INC.


By:  /s/ Frank A. Falvo
     ---------------------------